Exhibit 99.2

OFFICER’S CERTIFICATE

CAPITAL ONE PRIME AUTO RECEIVABLES

TRUST SERIES 2003-1

Wilmington Trust Company, as Owner Trustee	Moody’s Investors Service, Inc.
for Capital One Auto Finance Trust 2003-1	99 Church Street
Rodney Square North	New York, New York 10007
1100 North Market Street	Attention: ABS Monitoring Dept.
Wilmington, DE 19890-0001
Attention: Corporate Trust Department

Standard & Poor’s

55 Water Street
New York, New York  10041
Attention:  Surveillance

JPMorgan Chase Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413
Attention:  Structured Finance Administration – Capital One

This Officer’s Certificate is being issued in accordance with Section 3.9 of the Sale and Servicing Agreement dated as of March 27, 2003 (the “Agreement”) by and among Wilmington Trust Company, as owner trustee, JPMorgan Chase Bank, as indenture trustee, Capital One Auto Receivables, LLC, as Seller, and Capital One Auto Finance, Inc., as Servicer (the “Servicer”). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

By his or her signature below, the undersigned officer of the Servicer, certifies that effective as of December 31, 2003:

(a)                                  a review of the activities of the Servicer during the preceding 12 month period (or shorter period, if applicable) and the Servicer’s performance under the Agreement during such period has been made under my supervision;

(b)                                 based on such review, to the best of my knowledge, the Servicer has complied with all conditions and covenants under the Agreement throughout the preceding 12 month period.

CAPITAL ONE AUTO FINANCE, INC.,
as Servicer

By: /s/ Steve Cunningham
Steve Cunningham - Assistant Vice President

Date: March 29, 2004